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                                                                      Exhibit 99

THINKING TOOLS CORPORATE ANNOUNCEMENT ONLY

FOR IMMEDIATE RELEASE

Press Contacts:
Skip Ferderber
Skip Ferderber & Associates
Phone: (425) 313-1724
E-mail: skip@skipfl.com

                      Thinking Tools Announces Acquisition

            Unveils New Strategy To Establish Itself As an Internet
                         Holding and Incubating Company

New York City--Wednesday, March 9, 2000--Thinking Tools, Inc. (OTCBB:TSIM) announced today that it has closed on the acquisition of Tritium Network, Inc. of Cincinnati, Ohio, a privately held Internet software and service provider who has a representation relationship with AdSmart for Tritium's advertising inventory on its free ISP service-StartFree.com.

Thinking Tools also announced its new strategy to establish itself as a global Internet holding and incubating company, leveraging the financial, intellectual and human resources of its founders, board of directors, and other advisors.

The Tritium acquisition is the first step in Thinking Tools' new direction, said Fred Knoll, chairman of the board of directors of Thinking Tools, Inc. "We intend to seek to acquire companies with sound business models and/or leading technologies, in order to maximize value for our shareholders."

Tritium is being launched nationally and rebranded as StartFree.com. It has teamed with the Adsmart online advertising network, which is comprised of more than 400 Web sites totaling more than three billion monthly impressions.

"While other ad-supported ISPs are experiencing significant operating costs in order to secure raw user numbers." said Michael Lee, president of StartFree, "we have the ability to generate immediate revenues through our relationship with Adsmart." StartFree further believes it distinguishes itself from competitors by providing co-branded, private labeled free Internet service for its distribution partners.

Thinking Tools purchased substantially all of the assets of Tritium Network for shares of its newly designated Series A Preferred Stock which, together with other securities issued in

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connection with the purchase and in payment of services rendered to consummate the transaction, represents approximately 56.5% of the outstanding fully diluted Common Stock. As part of the transaction, Thinking Tools also issued a newly designated Series B Preferred Stock to its Chairman and a principal stockholder. The Series B Preferred Stock is entitled to vote for seven directors.

Corporate headquarters for Thinking Tools, Inc. are located at 200 Park Avenue, Suite 3900, New York, NY 10166. Telephone number is (212) 808-7474.

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Some of the statements made by Thinking Tools, Inc. in the press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Thinking Tools believes that its primary risk factors include, but are not limited to: substantial capital requirements, development of effective internal processes and systems; risk related to the Internet industry; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Thinking Tools' filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.